Exhibit 99.1

CHRYSLER GROUP REPORTS THIRD QUARTER 2011 NET INCOME OF $212 MILLION

CHRYSLER GROUP MODIFIED OPERATING PROFIT MORE THAN DOUBLED FROM PRIOR YEAR ON

19 PERCENT INCREASE IN QUARTERLY NET REVENUE

•	Chrysler Group’s third quarter 2011 net income totaled $212 million compared with a net loss of $84 million a year ago

•	Third quarter net revenue was $13.1 billion, up 19 percent from a year ago

•	Modified Operating Profit(b) grew to $483 million in the quarter, from $239 million a year ago

•	Chrysler Group ended the quarter with $9.5 billion in Cash(d) versus $10.2 billion at June 30, 2011

•	Worldwide vehicle sales in the third quarter were 496,000, up 24 percent compared with a year ago

•	U.S. market share increased to 11.4 percent for the third quarter, up from 9.6 percent a year ago

•	Canadian market share was 14.5 percent for the third quarter, up from 12.8 percent a year ago

•	New four-year national labor agreement with the UAW ratified on October 26, 2011

AUBURN HILLS, Mich., Oct. 27, 2011 – Chrysler Group LLC today reported preliminary net income of $212 million for the third quarter, compared with a net loss of $84 million a year ago, as the Company continues to increase sales and benefit from its alliance with Fiat S.p.A.

In the third quarter of 2011, net revenue was $13.1 billion, a 19 percent increase from the third quarter of 2010, driven by increased demand for Chrysler Group’s 16 all-new or significantly refreshed cars and trucks.

The Company reported a Modified Operating Profit of $483 million for the quarter, or 3.7 percent of net revenue, up from $239 million, or 2.2 percent of net revenue, in 2010. Modified Operating Profit benefited from increased sales volume and improved pricing and mix, partially offset by increased advertising and industrial costs.

CHRYSLER GROUP LLC ($Mils)	Q3 2011	B/(W) Q3 2010	Q3 YTD 2011
Net Revenue	13,067	2,049	39,852

Modified EBITDA	1,119	182	3,583

Modified Operating Profit	483	244	1,467

Net Income (Loss)	212	296	(42)

Add back:

Loss on Extinguishment of Debt	—	—	551

Adjusted Net Income (a)	212	296	509

Cash	9,454	1,194	9,454

Note –  See definitions of Non-U.S. GAAP Financial Information and Other Items included in the press release

“In the third quarter, Chrysler Group achieved increased sales and positive financial results, totally in line with the plan we laid out in November 2009. And in October, together with the United Auto Workers, we crafted a solid four-year contract that will support us in our growth plans and significantly reward our employees for their contribution to the revival of Chrysler,” said Sergio Marchionne, Chairman and Chief Executive Officer, Chrysler Group LLC. “This house continues to be fully focused on financial performance and making outstanding cars and trucks by fully leveraging its alliance with Fiat.”

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Modified EBITDA(c) was $1.1 billion in the third quarter, or 8.6 percent of net revenue, reflecting a $182 million improvement from a year ago.

Interest expense for the quarter totaled $282 million, including non-cash interest accretion of $29 million. This compares with $316 million of interest expense, including non-cash interest accretion of $58 million, in the third quarter of 2010.

Cash as of September 30, 2011, was $9.5 billion compared with $10.2 billion as of June 30, 2011. In addition, $1.3 billion is available under a revolving credit facility, bringing total available liquidity to $10.8 billion. As anticipated, Free Cash Flow(e) for the third quarter totaled a negative $699 million reflecting seasonal working capital fluctuations and increased capital expenditures.

Gross Industrial Debt(f) at September 30, 2011, totaled $12.3 billion, consistent with the $12.3 billion at June 30, 2011. Net Industrial Debt(f) increased to $2.9 billion at the end of the quarter from $2.1 billion at June 30, 2011, primarily due to the lower cash level.

Worldwide vehicle sales were 496,000 in the third quarter, up 24 percent from 401,000 vehicles in the third quarter of 2010. The improvement reflects greater consumer awareness and consideration of our new products. This contributed to an increase in Chrysler Group’s U.S. market share to 11.4 percent for the quarter, up from 9.6 percent a year ago. Canadian market share rose to 14.5 percent for the quarter, up from 12.8 percent a year ago.

Worldwide vehicle shipments in the third quarter of 2011 were 469,000, an increase of 15 percent compared with worldwide vehicle shipments of 407,000 vehicles a year ago.

2011 Guidance

The targets for 2011 are revised as follows:

•	Net revenue of >$55 billion

•	Modified operating profit of >$2.0 billion

•	Modified EBITDA of >$4.8 billion

•	Adjusted net income of ~$0.6 billion* (revised from $0.2—$0.5 billion*)

•	Free cash flow of >$1.2 billion (revised from >$1.0 billion)

*	Excludes the loss on the extinguishment of debt of $551 million in the second quarter

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Significant Corporate Events

July 21: Fiat S.p.A. acquired beneficial ownership of the membership interests in Chrysler Group held by the U.S. Treasury and the Canadian Government. Fiat also acquired the U.S. Treasury’s rights under the Equity Recapture Agreement between the U.S. Treasury and the VEBA Trust.

August 23: Chrysler Group announced an investment of $72 million at the Toledo Machining Plant.

September 6: As majority owner, Fiat designated two new independent directors to the Chrysler Group Board of Directors, John B. Lanaway and Léo W. Houle, to replace two government-appointed directors. The Chrysler Group Board of Directors elected Sergio Marchionne as Chairman and Ronald L. Thompson as Lead Director.

October 18: Chrysler Group announced an investment of $165 million to add a new body shop at the Sterling Heights Assembly Plant, bringing total new investment in Chrysler Group plants to nearly $3.5 billion since June 2009.

October 18: Chrysler Group released its first Sustainability Report for the year 2010, achieving Global Reporting Initiative (GRI) Application Level A, the most advanced reporting level. GRI is the most widely used reporting framework for performance on environmental, social and other corporate citizenship issues.

October 26: The United Automobile, Aerospace and Agriculture Implement Workers of America (“UAW”) ratified a new national four-year labor agreement with Chrysler Group.

Product and Corporate News

•

AutoPacific named Chrysler Brand the “2011 Most Ideal Popular Brand;” 2011 Chrysler Town & Country the “Most Ideal Minivan;” 2011 Jeep Grand Cherokee the “Most Ideal Mid-Size SUV” and 2011 Dodge Challenger the “Most Ideal Sporty Car.”

•

The Texas Auto Writers Association voted the Jeep Grand Cherokee “SUV of Texas.” In addition, the Jeep Wrangler Unlimited won top honors for Mid-size SUV, the Jeep Grand Cherokee Overland Summit won the Luxury SUV category and the Dodge Durango won the Full-size SUV category.

•	The Street’s “Top 5 Most American Cars in 2011” includes three Chrysler Group vehicles: the Chrysler 200, Dodge Grand Caravan and Dodge Avenger.

•	The 2011 Chrysler 300 was named the 2011 Esquire Car Awards “Domestic Car of the Year.”

•	The 2011 Dodge Durango and 2012 Fiat 500 each were named a “Top Safety Pick for 2011” by the Insurance Institute for Highway Safety.

•	PickupTrucks.com named the Ram 1500 “Best $30,000 Pickup” in their first-ever value shootout which pitted a Ram 1500 Quad Cab HEMI® against similarly priced entries from competitors.

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•

The Chrysler 300 SRT8 and Fiat 500 were named candidates for the “2012 North American Car of the Year” awarded by an independent panel of jurors each year at the North American International Auto Show in Detroit.

•	HispanicBusiness magazine named Chrysler Group to its Diversity Elite 60, a list of the top U.S. organizations to promote and model diversity in the workplace and community.

Additional Information

The Company will present its preliminary third quarter financial results during an analyst webcast and conference call at 8:00 a.m. EDT on October 28, 2011, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website.

The above results are preliminary. The Company intends to publish financial statements for the period ended September 30, 2011, prepared in accordance with U.S. GAAP, on or about November 14, when it plans to file its quarterly Form 10-Q.

Effective May 24, 2011, and in accordance with IFRS, Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. earnings release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on or after October 27, 2011 (http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx).

Non-U.S. GAAP Financial Information and Other Items

(a)

Adjusted Net Income (Loss) is defined as net income (loss) excluding the loss on extinguishment of debt. The reconciliation of net income (loss) to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and nine months ended September 30, 2011, is detailed in Table 1 of the attachment to the press release.

(b)

Modified Operating Profit (loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back the provision for income taxes, (ii) add back net interest expense (excluding interest expense related to Gold Key Lease financing activities), (iii) add back all pension, other postretirement benefit obligations (OPEB) and other employee benefit costs other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses. The reconciliation of net income (loss) to Adjusted Net Income (defined above), Modified Operating Profit and Modified EBITDA (defined below) for the three and nine months ended September 30, 2011, is detailed in Table 1 of the attachment to the press release.

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(c)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (loss) as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income (loss) to Adjusted Net Income (defined above), Modified Operating Profit (defined above) and Modified EBITDA for the three and nine months ended September 30, 2011, is detailed in Table 1 of the attachment to the press release.

(d)	Cash is defined as cash and cash equivalents.

(e)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities, reduced for financing activities related to Gold Key Lease financing. A reconciliation of net cash provided by operating activities to Free Cash Flow for the three and nine months ended September 30, 2011, is detailed in Table 2 of the attachment to the press release.

(f)	A reconciliation of financial liabilities to Gross Industrial Debt and Net Industrial Debt at September 30, 2011, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited available financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s Form 10 filed with the SEC.

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About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300, Jeep Wrangler, Dodge Challenger, and Ram 1500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations

Gualberto Ranieri	Shawn Morgan	Tim Krause

248.512.2226	248.512.2692	248.512.2923

# # #

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Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q to be filed for the period ended September 30, 2011.

Table 1: Reconciliation of Net Income (Loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC ($Mils)	Q3 2011	Q3 YTD 2011
Net Income (Loss)	212	(42)

Add:
Loss on Extinguishment of Debt	—	551

Adjusted Net Income	212	509

Add (Deduct):
Income Tax Expense	47	148

Net Interest Expense	273	927

Restructuring (Income) Expenses, Net & Other	(5)	15

Other Employee Benefit Gains \1	(44)	(132)

Modified Operating Profit	483	1,467

Add:
Depreciation and Amortization Expense \2	636	2,116

Modified EBITDA	1,119	3,583

\1	Represents interest cost and expected return on plan assets
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

CHRYSLER GROUP LLC ($Mils)	Q3 2011	Q3 YTD 2011
Net Cash Provided By (Used In) Operating Activities	(171)	3,537

Net Cash Used In Investing Activities	(481)	(874)

Investing activities excluded from Free Cash Flow:
Change in Loans and Notes Receivable	—	(4)
Proceeds from USDART \3	—	(96)

Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	(47)	(562)

Free Cash Flow	(699)	2,001

\3	U.S. Dealer Automotive Receivables Transitions LLC

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Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC ($Mils)	Sept. 30, 2011
Financial Liabilities	12,384

Less: Total Gold Key Lease obligations	(62)

Gross Industrial Debt	12,322

Less: Cash	(9,454)

Net Industrial Debt	2,868

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